Exhibit 3.11

Business Program Colorado Secretary of State 1700 Broadway, Ste. 550 Denver, CO 80290 Phone: 303 - 894 - 2200 Fax: 303 - 869 - 4864 Email: Business@coloradosos.gov Website: www.coloradosos.gov Articles of Amendment Filed pursuant to † 7 - 90 - 301, et seq., † 7 - 110 - 106 of the Colorado Revised Statutes (C.R.S.) Section 1 – ID number and entity name For the entity, its ID number and entity name are ID Number: Entity name: Section 2 – New entity name (if applicable) The new entity name is: Section 3 – Attachments (if applicable) If applicable, adopt the following statement by marking the box and include an attachment: This document contains additional amendments or other information Section 4 – Delayed effective date (if applicable) The delayed effective date and/or time (mm/dd/yyyy hour:minute am/pm) of this document is (if applicable): Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. If you don't enter a specific time, the filing will take effect at 11:59 PM. Times are MST/MDT. Section 5 – Notice of perjury Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes. This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered. 20061358431 Sunshine Biopharma Inc. Colorado Secretary of State AMD_PC Revised 11/25/2024 Page 1 of 2 ID#: 20061358431 Document #: 20261647546 Filed on: 05/28/2026 07:37:09 AM Paid: $25.00

Section 6 – Filer’s information The true name and mailing address of the individual causing the document to be delivered for filing are: Last name First name Middle Suffix Address 1 Address 2 City State ZIP code Province (if applicable) Country If the following statement applies, adopt the statement by marking the box and include an attachment: This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing. Section 7 – Disclaimer This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user’s legal, business or tax advisor(s). Hopeck AMD_PC Revised 11/25/2024 Page 2 of 2 Nicholas P. c/o Delaney Corporate Services 99 Washington Ave., Ste 805A Albany NY 12210 United States

Docusign Envelope ID: 27FD76A1-B119-47B8-80DC-DD401B3D582C

**ARTICLES OF AMENDMENT**
**Relating to**
**STOCK SPLIT TRANSACTION**
**of**
**SUNSHINE BIOPHARMA INC.**

**Pursuant to CRS 7-106-105 of the Colorado Corporations and Associations Act**

I, Dr. Steve N. Slilaty, President and Chief Executive Officer of Sunshine Biopharma Inc., (the "Company"), a corporation organized and existing under the Colorado Corporation and Association Act (the "Act"), in accordance with the provisions of Section 7-106-105 thereof, **DO HEREBY CERTIFY**:

1. That pursuant to CRS 7-107-104 of the Act, the holder of a majority of the voting power of Company's shareholders approved a reverse stock split of the Company's Common Stock by a ratio of up to 1-for-10 (the "Reverse Stock Split"), with the exact date and ratio to be determined by the Board in its sole discretion.

2. That in accordance with CRS 7-108-202 of the Act, the Board of Directors of the Company has adopted a resolution authorizing the Reverse Stock Split at ratio of one (1) share of Common Stock for every ten (10) shares of Common Stock previously issued and outstanding.

3. That in accordance with such resolutions, Article II of the Company's Articles of Incorporation, as amended, shall not be amended as a result of the Reverse Stock Split, but shall remain as stated herein below. Effective as of the open of business on June 1, 2026 (the "Effective Time"), the filing of this Amendment shall effect a reverse stock split pursuant to which each ten (10) shares of Common Stock issued and outstanding shall be combined into one (1) validly issued, fully paid and nonassessable share of Common Stock. The number of authorized shares and the par value of the Common Stock and Preferred Stock shall not be affected by the Reverse Stock Split. The Company shall not issue fractional shares to shareholders holding less than one (1) share of Common Stock as a result of the Reverse Stock Split. Rather, all fractional shares held by shareholders holding less than one (1) share of Common Stock will be rounded up.

And the first paragraph of Section 1 of the Article thereof numbered "II" of Attachment 1 to the Articles of Incorporation shall remain as stated, including the following:

"Section 1. Number: The amount of the total authorized capital stock of the corporation shall be three billion thirty million (3,030,000,000) shares consisting of Three Billion (3,000,000,000) shares of Common Stock, $0.001 par value per share, and Thirty Million (30,000,000) shares of Preferred Stock, par value $0.10 per share, consisting of Twenty Nine Million (29,000,000) undesignated shares of Preferred Stock, $0.10 par value per share and One Million (1,000,000) shares of Series "B" Preferred Stock, par value $0.10 per share, the designations, preferences, limitations and relative rights of the shares of each such class are as follows:"
(Balance to remain as previously stated)

4. That in accordance with the Colorado Corporations and Associations Act these Articles of Amendment shall be effective on June 1, 2026, at market open.

Docusign Envelope ID: 27FD76A1-B119-47B8-80DC-DD401B3D582C

**IN WITNESS WHEREOF**, I have executed and subscribed these Articles of Amendment on behalf of the Company and do affirm the foregoing as true this 27th day of May, 2026.

Signed by:

By: Steve N. Slilaty

8083FC0D5C8C49D...

Name: Dr. Steve N. Slilaty

Title: Chief Executive Officer